National Atlantic Holdings Corporation

FOR IMMEDIATE RELEASE

National Atlantic’s Codella Elected Vice Chairman of
New Jersey Automobile Insurance Territorial Rating Commission

Freehold, NJ – November 3, 2006— National Atlantic Holdings Corp. (Nasdaq: NAHC) today announced that Cynthia L. Codella, Executive Vice President and Secretary, was elected Vice Chairman of the Automobile Insurance Territorial Rating Plan Advisory Commission in New Jersey.

The Commission has been established to review insurer data and establish a common territorial rating plan for use by certain insurers. It consists of 15 members, including nine representatives of insurers writing private passenger automobile insurance in New Jersey.

Codella was appointed to the Commission by Governor Christine Whitman on January 10, 2000.

About NAHC:

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses in the State of New Jersey.

The Company’s flagship insurance product to personal insurance customers is the “High Proformance Policy.” This product is designed to attract a broad spectrum of New Jersey residents for their private passenger automobile, homeowners, and personal excess (“umbrella”) and specialty property liability coverage.

For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as “Partner Agents,” who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

Contact

National Atlantic Holdings Corporation
Melissa Payne-Smith, 732-665-1459
investorrelations@national-atlantic.com